Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Announces Pricing of Public Offering of Common Stock

SAN DIEGO, January 6, 2016 – Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $20.00 per share, for total gross proceeds of approximately $100 million before deducting underwriting discounts and commissions and other offering expenses. The offering is expected to close on or about January 12, 2016, subject to customary closing conditions. In addition, Otonomy has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of its common stock at such offering price, less customary underwriting discounts and commissions. All of the common stock is being sold by Otonomy.

BofA Merrill Lynch, Cowen and Company and Piper Jaffray are acting as joint book-running managers for the offering. Sanford C. Bernstein and SunTrust Robinson Humphrey are acting as co-managers.

A shelf registration statement (File No. 333-206752) was previously filed with the Securities and Exchange Commission (SEC) on September 3, 2015 and became effective on September 14, 2015. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on January 5, 2016. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department; or Piper Jaffray & Co., 800 Nicollet Mall, Suite 1000, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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